I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 Email: info@imineralsinc.com

I-Minerals Updates Bulk Sample Progress

Vancouver, B.C. – March 18, 2015 - I-Minerals Inc. (TSX.V: IMA; OTCQX: IMAHF) (the “Company”) announces that further to the Company’s press release of October 15, 2014, I-Minerals provides the following update on the bulk sample program wherein approximately 35 tons of material excavated from 10 sample sites on the Kelly’s Hump, Kelly’s Hump South, and Middle Ridge portions of the Bovill Kaolin deposit has been sent for processing to produce representative samples of halloysite, metakaolin, K-spar and quartz.  The purpose of the bulk sample is four fold:

(i)	confirm material balances for the Feasibility Study (“FS”);
(ii)	finalize the process flow sheet for the FS;
(iii)	create an inventory of mineral product samples for delivery to prospective customers as part of the Company’s ongoing marketing efforts and
(iv)	determine if an area of low titanium-bearing SiO2 as indicated during trenching and testing for the PFS is part of a larger mineable sequence in the resource area and pursue further third party testing of quartz purification as warranted.

The sample was delivered to Ginn Mineral Technologies (“GMT”) in Sandersville, Ga., where the clay minerals (kaolinite and halloysite) were separated from the feldspathic sand material (quartz and K-spar).  The kaolinite and halloysite have been separated utilizing a wet screening methodology.    Approximately 17 tons of the coarser feldspathic sand material has since been delivered to North Carolina State University’s Mineral Research Laboratory (“MRL”) where pilot plant level separation of the K-spar and the quartz utilizing standard flotation techniques is underway.

Processing of the halloysite is complete.  After the kaolinite and halloysite are separated using hydrocylone, centrifuge, and differential flotation techniques, two qualities of halloysite product have been created.  The first, marketed under the trade name HalloPure TM is product containing about 70% halloysite with the remainder being kaolinite.  Portions of the material were further processed using GMT’s proprietary differential flotation technique to yield a +90% halloysite product that I-Minerals is marketing under the trade name  ULTRA HalloPureTM.   Unlike other commercially available halloysite products, I-Mineral’s HalloPure TMproducts offer a unique combination of high aspect ratio, very low levels of heavy metals and no cristobalite.   Also, light microscopy analysis by a UKAS accredited laboratory in Cornwall, England, shows that the HalloPure products contain no asbestos minerals.   Approximately 200 kg of the halloysite products is being prepared for shipment to various customers in Europe for testing in life science, polymer and other applications.

GMT is currently wet grinding the kaolinite using bead mills to reduce the particle size from the initial size of 21% - 2µ  (21% of the material is less than 2 microns in size).  The objective is to create an 80% -2µ material which will then be calcined (heated to approximately 800o C) to create a metakaolin product.  As metakaolin is a pozzolan, when it is added to concrete it causes a chemical reaction that improves the strength and other performance characteristics of the concrete.  The finer ground product will be more reactive and therefore, a better pozzolan.  Once the fine grinding and calcination is complete, several hundred kgs of the metakaolin product, which will be marketed under the trade name Bovill Metakaolin, will be delivered to Idaho based concrete companies for testing.

At MRL, bench scale processing has confirmed initial circuit processes and has been modified from prior work to include a double scrub whereas prior work utilized a single scrub.   Analysis of the bench scale K-spar product confirmed the production of the highest quality K-spar product produced in North America (see product data sheet on our website http://www.imineralsinc.com/s/Feldspar.asp).  The K-spar product will be marketed under the trade name Fortispar TM.   The full pilot plant has been assembled and initial two “shakedown” runs completed.    Samples have been sent for analysis, acceptable results from which will confirm froth flotation circuit optimization wherein the K-spar is floated and the quartz sunk.  Once a clean separation of the K-spar and quartz is confirmed, the balance of the 17 tons will be processed through an additional 10 to 14 runs with the plant running at a rate of about 250 kg per hour.  The resulting 30 mesh K-spar product will then be fine ground and delivered to interested customers for testing. To date there has been strong interest in I-Minerals’ FortisparTM products in North American markets given comparable quality products must be imported from Spain or India at much higher cost.

Upon completion of the K-spar pilot plant, the plant will be cleaned and reconfigured for quartz flotation where non-quartz impurities are floated and the quartz sunk.  The quartz flotation circuit requires a finer grinding circuit (-50 mesh vs. -30 mesh for K-spar) to liberate impurities and achieve a cleaner float.  After successful bench scale testing, shakedown runs of the quartz circuit will be performed to confirm circuit optimization followed by full pilot plant processing at the above mentioned rates.  At present I-Minerals is planning to produce three grades of quartz products that will be marketed under the TrueQ TM trade name.  TrueQ1 TMis a quartz product that has passed once through the flotation circuit and is expected to have a minimum purity of 99.90% SiO2, TrueQ2 TMa twice floated product with a minimum purity of 99.94% SiO2 and TrueQ3 TMa thrice floated product with a minimum purity of 99.97% SiO2.  Initial marketing efforts have attracted very significant interest in the TrueQ1 product from major US corporations.  Marketing efforts going forward will focus on opportunities for the TrueQ2 and TrueQ3.

Quartz test work undertaken in 2011 with a leading European laboratory created quartz products with impurities of 30 to 36 parts per million (“ppm”) or 99.996% SiO2to 99.997% SiO2 by acid leaching.  Unfortunately, 10-11 ppm of the impurities after treatment were titanium (“Ti”), a limited improvement from the initial levels of 14 ppm of Ti in the three float quartz product.  However, preliminary analysis of the TrueQ3 quartz material from Kelly’s Hump has generated Ti results as low as 4 ppm.  Pending confirmation of the low Ti levels at the bench test level, I-Minerals intends to re-engage with the European laboratory to see what purities of quartz products can be produced in an effort to open up even higher value quartz markets to the Company’s products.

Once the pilot plant work is complete for all four minerals the results will be forwarded to GBM for material balances and reserve calculations.  As part of the pilot plant work, optimization of the flow sheet is ongoing which may include bead mills for metakaolin processing and the addition of a superconducting magnet for the halloysite circuit to whiten the halloysite product.   Completion of the pilot plant is an integral part of the ongoing Feasibility Study as it ultimately impacts reserves, product revenue and CAPEX estimates for the production circuits.

“The pilot plant work is largely on schedule despite a bit of equipment problems and uncharacteristically cold weather in North Carolina that shut down the MRL pilot plant for about 8 days,” stated Thomas Conway, president and CEO of I-Minerals.  “Marketing of the mineral products is going to be a critical path going forward, but we are very confident in the market opportunities for our Fortispar K-spar products which are a best in class product for the North American markets, sales of which are forecast to cover about 80% of total operating costs, while the mix of the TrueQ quartz products sold has great leverage to our forecast overall profitability.”

A. Lamar Long, CPG, is a qualified person (“QP”) for I-Minerals Inc. and has reviewed and approved the contents of this release

About I-Minerals Inc.

I-Minerals is developing multiple deposits of high purity, high value halloysite, quartz, potassium feldspar and kaolin at its strategically located Helmer-Bovill property in north central Idaho.  A 2014 Prefeasibility Study on the Bovill Kaolin Deposit completed by SRK Consulting (USA) Inc. highlights the potential of the Helmer-Bovill property’s Bovill Kaolin deposit: after tax NPV6 of $212 million; 30.5% IRR; 3 year payback and $72.7 million initial CAPEX; $84 million CAPEX including life of mine sustaining capital over a 25 year mine life.  Ongoing development work is focused on moving the project towards production.

I-Minerals Inc.

Per:  “Thomas M. Conway”

Thomas M. Conway,
President & CEO

The securities referred to in this news release have not been, nor will they be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent U.S. registration or an applicable exemption from the U.S. registration requirements.  This news release does not constitute an offer for the sale of securities, nor a solicitation for offers to buy any securities.  Any public offering of securities  in the United States must be made by mean of a prospectus containing detailed information about the company and management, as well as financial statements.

Contact:	Barry Girling	Paul J. Searle, Investor Relations
	877-303-6573 or 604-303-6573 ext. 102	877-303-6573 or 604-303-6573 ext. 113
	Email: info@imineralsinc.com Or visit our website at www.imineralsinc.com	Email: psearle@imineralsinc.com

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This News Release includes certain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various risks. Actual results could differ materially from those projected as a result of the following factors, among others: changes in the world wide price of mineral market conditions, risks inherent in mineral exploration, risk associated with development, construction and mining operations, the uncertainty of future profitability and uncertainty of access to additional capital.